Exhibit 99.1

Contacts
Julie Leber	Damon Elder
Spotlight Marketing Communications	Spotlight Marketing Communications
949.427.5172 ext. 703	949.427.5172, ext. 702
julie@spotlightmarcom.com	damon@spotlightmarcom.com

Strategic Storage Growth Trust, Inc. Acquires Newly-Constructed

Self Storage Facility Near Charleston, South Carolina

CHARLESTON, S.C. – (July 19, 2017) – Strategic Storage Growth Trust, Inc. (“SSGT”), a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC, announced today its purchase of a 500-unit, newly-constructed self storage facility in the Charleston, South Carolina suburb of Mount Pleasant for $5.7 million.

“This modern self storage facility is 100 percent climate controlled and easily accessible to renters via Interstate 526 and other heavily trafficked thoroughfares,” said H. Michael Schwartz, chairman and chief executive officer. “The property presents an opportunity to add significant value to the portfolio of Strategic Storage Growth Trust as our professional management team leases up the facility, which is currently approximately 16 percent leased. This acquisition fits our investment strategy, which is to acquire attractive value-add opportunities.”

Located at 701 Wando Park Blvd., the three-story structure is situated on approximately 1.5 acres of land and includes roughly 48,000 rentable square feet.

With this latest acquisition, the portfolio of SSGT is now comprised of more than 12,900 self storage units in 9 states.

About Strategic Storage Growth Trust, Inc. (SSGT)

SSGT is a public non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self storage properties. The SSGT portfolio currently consists of 20 operating self storage facilities located in nine states comprising approximately 12,900 self storage units and approximately 1.5 million net rentable square feet of storage space. Additionally, SSGT owns two development properties in the Greater Toronto Area which will be comprised of approximately 1,700 self storage units and 170,000 net rentable square feet of storage space once completed, and one development property in Asheville, North Carolina which will be comprised of approximately 650 self storage units and 72,000 net rentable square feet of storage space once completed.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company focused on self storage assets, along with student and senior housing. SmartStop has a managed portfolio that currently includes more than 68,000 self storage units and 7.9 million net rentable square feet and approximately $1.3 billion of real estate assets under management. SmartStop is the asset manager for 109 self storage facilities located throughout the United

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States and Toronto, Canada and two student housing facilities. SmartStop is the sponsor of Strategic Storage Trust II, Inc., SSGT and Strategic Storage Trust IV, Inc., all public non-traded REITs focusing on self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in SSGT’s annual report. This is neither an offer nor a solicitation to purchase securities.

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